HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

HNI CORPORATION REPORTS SECOND QUARTER 2024 RESULTS
Strong second quarter EPS fueled by Workplace Furnishings profit transformation, Kimball International accretion, and Residential Building Products actions
•Delivered strong second quarter EPS, GAAP $0.75 / non-GAAP $0.79 (+44% YoY).
•Expanded operating margins in Workplace Furnishings +750 bps GAAP / +370 bps non-GAAP YoY.
•Net sales growth expected to return in both segments during the second half of 2024.
•2024 EPS expected to deliver strong growth and reach an all-time high.
•Elevated earnings growth visibility extends beyond 2024 from initiatives already underway.
MUSCATINE, Iowa (July 25, 2024) – HNI Corporation (NYSE: HNI) today announced net sales for the second quarter ended June 29, 2024 of $623.7 million and net income of $36.0 million.
Highlights
•Strong earnings growth. Second quarter GAAP earnings per share totaled $0.75. Non-GAAP EPS of $0.79 was a record for the second quarter driven by continued operating margin expansion in Workplace Furnishings, strong accretion from Kimball International (“KII”), and profit growth in Residential Building Products. Non-GAAP to GAAP reconciliations follow the financial statements in this release.
•Expecting return of revenue growth. For the second half of 2024, Workplace Furnishings net sales are expected to increase at a low-single digit rate year-over-year. Residential Building Products net sales are projected to grow at a mid-single digit pace versus the same period in 2023. Year-over-year trends in both segments are expected to improve from the third quarter to the fourth quarter.
•Anticipating record earnings per share for 2024. Third consecutive year of non-GAAP EPS growth to be driven by continued profit transformation in Workplace Furnishings, benefits from KII, and profit enhancement in Residential Building Products.
•Elevated visibility beyond 2024. KII synergies, including savings associated with the recently announced manufacturing network optimization initiative, and the ramp of the Corporation’s new facility in Mexico are expected to yield total net savings of $70 to $75 million. Approximately $45 to $50 million of the benefit will impact 2025 and 2026.

•Strong balance sheet. Gross leverage was 1.5x, as calculated in accordance with the Corporation’s debt agreements. That ratio was down from 1.9x in the first quarter due to higher profit and modestly lower debt. The Corporation also accelerated stock repurchase activity in the quarter.
“Our members again demonstrated the organization’s ability to drive strong profit growth. We delivered non-GAAP EPS that was 44 percent higher than the prior-year period, reaching a record level for the second quarter.
“The combination of our profit transformation initiatives and the Kimball International acquisition continue to deliver strong earnings growth in the Workplace Furnishings segment. These efforts drove segment operating profit margin to a multi-decade high for the second quarter. Notably, these results have been achieved without support from the economic cycle.
“In Residential Building Products, profit dollars and margin were up year-over-year despite ongoing housing market weakness. Longer-term, we remain bullish about the prospects of the housing market, broadly, and our market-leading position, specifically.
“Overall, our strategies, our dedicated member-owners, the strength of our customer-first business model, and our proven ability to manage through all parts of the economic cycle are delivering excellent results,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Second Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	June 29, 2024	July 1, 2023	Change
GAAP
Net Sales	$623.7	$563.5	10.7%
Gross Profit %	41.9%	38.3%	360	bps
SG&A %	33.0%	37.4%	-440	bps
Restructuring and Impairment Charges %	0.3%	1.4%	-110	bps
Operating Income (Loss)	$53.4	($3.6)	NM
Operating Income (Loss) %	8.6%	(0.6%)	920	bps
Effective Tax Rate	21.7%	(41.8%)
Net Income (Loss) %	5.8%	(2.3%)	810	bps
EPS – diluted	$0.75	($0.30)	NM

Non-GAAP
Gross Profit %	42.0%	38.2%	380	bps
Operating Income	$55.9	$36.6	52.9%
Operating Income %	9.0%	6.5%	250	bps
Effective Tax Rate	21.7%	22.4%
EPS – diluted	$0.79	$0.55	43.6%

The following table contains results for (1) the Corporation’s legacy business, excluding the impacts of KII (“Legacy HNI”), and (2) KII. Please refer to non-GAAP to GAAP reconciliations, which follow the financial statements in this release, for further information on the adjustments made to calculate non-GAAP performance.

HNI Corporation – Second Quarter Impact of Kimball International Acquisition
(Dollars in millions, except per share data)
	Three Months Ended
	June 29, 2024			July 1, 2023
GAAP	Legacy HNI	KII	Consolidated HNI	Legacy HNI	KII*	Consolidated HNI*
Net Sales	$484.1	$139.6	$623.7	$507.5	$56.0	$563.5
Gross Profit	$200.8	$60.5	$261.3	$192.7	$22.9	$215.5
Gross Profit %	41.5%	43.3%	41.9%	38.0%	40.8%	38.3%
Restructuring and Impairment	$2.0	$0.0	$2.0	$2.1	$6.0	$8.1
Operating Income (Loss)	$34.9	$18.6	$53.4	$8.9	($12.5)	($3.6)
Operating Income (Loss) %	7.2%	13.3%	8.6%	1.8%	(22.3%)	(0.6%)
EPS - diluted			$0.75			($0.30)

Non-GAAP
Gross Profit	$201.4	$60.5	$261.9	$192.4	$22.9	$215.3
Gross Profit %	41.6%	43.3%	42.0%	37.9%	40.8%	38.2%
Operating Income	$37.4	$18.6	$55.9	$32.7	$3.9	$36.6
Operating Income %	7.7%	13.3%	9.0%	6.5%	6.9%	6.5%
EPS - diluted	$0.64		$0.79	$0.55		$0.55

*2023 second quarter results reflect one month of KII and include Poppin.

HNI Corporation — Second Quarter Summary Comments
•Consolidated net sales increased 10.7 percent from the prior-year quarter to $623.7 million. On an organic basis, net sales decreased 3.0 percent year-over-year. The acquisition of KII increased year-over-year net sales by $80.5 million. The divestiture of KII's Poppin business in the third quarter of 2023 decreased year-over-year sales by $3.4 million. A reconciliation of organic net sales, a non-GAAP measure, to net sales follows the financial statements in this release.
•Gross profit margin expanded 360 basis points compared to the prior-year quarter. This increase was driven by improved net productivity and the impact of the KII acquisition.
•Selling and administrative expenses as a percent of sales decreased 440 basis points compared to the prior-year quarter. The decrease was driven by $31.3 million of non-repeating KII acquisition-related fees and expenses incurred in the prior-year quarter and improved freight and distribution productivity, partially offset by lower organic volume and elevated healthcare costs.

•Restructuring and impairment charges of $2.0 million were incurred in the current quarter primarily in connection with a Workplace Furnishings factory consolidation initiative. $8.1 million of charges were incurred in the prior-year quarter mainly related to the exit of the Poppin business.
•Net income per diluted share increased from the prior-year quarter driven by the net impact of the KII acquisition, including related transaction fees, and improved net productivity, partially offset by lower organic volume and elevated healthcare costs.

Workplace Furnishings – Second Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	June 29, 2024	July 1, 2023	Change
GAAP
Net Sales	$480.2	$413.0	16.3%
Operating Income	$54.3	$15.9	242%
Operating Income %	11.3%	3.8%	750	bps

Non-GAAP
Operating Income	$56.9	$34.0	67.2%
Operating Income %	11.9%	8.2%	370	bps

The following table contains results for (1) the Corporation’s legacy workplace furnishings business, excluding the impacts of KII (“Legacy Workplace”), and (2) KII. Please refer to non-GAAP to GAAP reconciliations, which follow the financial statements in this release, for further information on the adjustments made to calculate non-GAAP performance.

Workplace Furnishings – Second Quarter Impact of Kimball International Acquisition
(Dollars in millions)
	Three Months Ended
	June 29, 2024			July 1, 2023
GAAP	Legacy Workplace	KII	Total Workplace	Legacy Workplace	KII*	Total Workplace*
Net Sales	$340.6	$139.6	$480.2	$357.1	$56.0	$413.0
Operating Income (Loss)	$35.8	$18.6	$54.3	$28.4	($12.5)	$15.9
Operating Income (Loss) %	10.5%	13.3%	11.3%	8.0%	(22.3%)	3.8%

Non-GAAP
Operating Income	$38.3	$18.6	$56.9	$30.2	$3.9	$34.0
Operating Income %	11.3%	13.3%	11.9%	8.5%	6.9%	8.2%

*2023 second quarter results reflect one month of KII and include Poppin.

•Workplace Furnishings net sales increased 16.3 percent from the prior-year quarter to $480.2 million. Organic net sales decreased 2.4 percent year-over-year. The impact of the KII acquisition increased sales by $80.5 million over the prior-year quarter. The divestiture of KII's Poppin business in the third quarter of 2023 decreased year-over-year sales by $3.4 million.
•Workplace Furnishings operating margin of 11.3 percent improved 750 basis points versus the prior-year quarter, driven by improved net productivity, favorable impacts from KII and the divestiture of Poppin, and $10.3 million of non-repeating KII acquisition-related fees and expenses incurred in the prior-year quarter. Second quarter non-GAAP operating profit margin was 11.9 percent, an improvement of 370 basis points year-over-year.

Residential Building Products – Second Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	June 29, 2024	July 1, 2023	Change
GAAP
Net Sales	$143.5	$150.4	(4.6%)
Operating Income	$19.8	$15.6	26.9%
Operating Income %	13.8%	10.3%	350	bps

Non-GAAP
Operating Profit	$19.8	$16.8	17.5%
Operating Profit %	13.8%	11.2%	260	bps

•Residential Building Products net sales decreased 4.6 percent from the prior-year quarter to $143.5 million primarily due to housing market weakness with remodel/retrofit sales declining at a higher rate than new construction.
•Residential Building Products operating profit margin of 13.8 percent increased 350 basis points year-over-year driven by improved net productivity, favorable product mix, and lower core SG&A, partially offset by lower sales volume.

Second Quarter Order Rates
•In the Workplace Furnishings segment, orders were approximately flat compared to the prior-year period on an organic basis. Orders from small-to-medium sized customers outpaced orders from contract customers.
•Orders in the Residential Building Products segment decreased four percent compared to the second quarter of 2023. Changes in the Corporation’s pre-season, early order program negatively impacted the second quarter order rate. Excluding the early order program, normalized second quarter orders in the segment grew four percent year-over-year, which the Corporation believes is more indicative of demand conditions.

Outlook
•Demand environment. For the second half of 2024, Workplace Furnishings net sales are expected to increase at a low-single digit rate year-over-year. This Workplace outlook represents a modest reduction from the outlook provided in the previous earnings release and primarily reflects timing in the contract space. Second-half Residential Building Products net sales are projected to grow at a mid-single digit pace versus the same period in 2023. Year-over-year trends in both segments are expected to improve from the third quarter to the fourth quarter.
•2024 outlook commentary. Full-year non-GAAP earnings per share are expected to increase strongly from 2023 and reach record levels. Continued improvement in the second half is expected to be driven by margin expansion in both Workplace Furnishings and Residential Building Products.
•Elevated earnings growth visibility beyond 2024. The Corporation expects $70 to $75 million of savings associated with KII synergies (approximately $50 million) and the ramp of its Mexico facility ($20 to $25 million). Both initiatives are currently underway and provide strong visibility to future earnings growth with an estimated $45 to $50 million of the savings benefiting the 2025 to 2026 period.

Concluding Remarks
“Our strategies continue to drive outstanding earnings growth, and our teams delivered excellent results in the first half of 2024. In Workplace Furnishings, our profit transformation initiatives pushed margins to multi-decade highs. Adding to our momentum, workplace demand is beginning to turn. We expect revenue growth in the second half of the year, which, when combined with our transformation efforts, will drive continued year-over-year profit growth and margin improvement.
“Looking beyond 2024, we have clear line-of-sight to $45 to $50 million of incremental benefit driven by the ongoing integration of Kimball International and the maturing efficiency of our new facility in Mexico.
“In Residential Building Products, we remain bullish about the intermediate and long-term dynamics of our business, and we expect revenue growth to return in the back half of 2024. We remain uniquely positioned to drive high-margin growth as housing stabilizes.
“Our core strategies are unchanged. We will continue to deliver margin expansion in Workplace Furnishings and drive long-term revenue growth in Residential Building Products,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Thursday, July 25, 2024 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2024 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations. A replay of the webcast and call will be made available from Thursday, July 25, 2024 at 1:00 p.m. (Central) through Thursday, August 1, 2024, 10:59 p.m.

(Central). To replay the webcast, go to the link above. To replay the call, dial 1-800-770-2030 – Conference ID: 7175411.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding future levels of demand, anticipated macroeconomic conditions, expected differences in seasonality and its effects on the Corporation’s results of operations, the anticipated benefits and cost synergies of the acquisition of Kimball International, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$623.7	$563.5	$1,211.7	$1,042.5
Cost of sales	362.4	347.9	717.5	652.7
Gross profit	261.3	215.5	494.2	389.8
Selling and administrative expenses	205.9	211.0	409.0	378.9
Restructuring and impairment charges	2.0	8.1	2.1	8.1
Operating income (loss)	53.4	(3.6)	83.1	2.9
Interest expense, net	7.4	5.5	15.1	8.2
Income (loss) before income taxes	46.0	(9.0)	68.0	(5.3)
Income taxes	10.0	3.8	14.3	6.0
Net income (loss)	36.0	(12.8)	53.7	(11.3)
Less: Net income (loss) attributable to non-controlling interest	(0.0)	(0.0)	0.0	(0.0)
Net income (loss) attributable to HNI Corporation	$36.0	$(12.8)	$53.7	$(11.3)

Average number of common shares outstanding – basic	47.2	43.3	47.1	42.4
Net income (loss) attributable to HNI Corporation per common share – basic	$0.76	$(0.30)	$1.14	$(0.27)
Average number of common shares outstanding – diluted	48.2	43.3	48.2	42.4
Net income (loss) attributable to HNI Corporation per common share – diluted	$0.75	$(0.30)	$1.11	$(0.27)

Foreign currency translation adjustments	$(0.1)	$(0.0)	$(0.1)	$0.0
Change in unrealized gains (losses) on marketable securities, net of tax	0.0	(0.1)	(0.0)	0.1
Change in derivative financial instruments, net of tax	0.3	—	1.7	(0.1)
Other comprehensive income (loss), net of tax	0.3	(0.1)	1.7	0.0
Comprehensive income (loss)	36.3	(12.9)	55.4	(11.2)
Less: Comprehensive income (loss) attributable to non-controlling interest	(0.0)	(0.0)	0.0	(0.0)
Comprehensive income (loss) attributable to HNI Corporation	$36.3	$(12.9)	$55.4	$(11.2)

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 29, 2024	December 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$28.2	$28.9
Short-term investments	5.3	5.6
Receivables	258.9	247.1
Allowance for doubtful accounts	(2.3)	(3.5)
Inventories, net	222.8	196.6
Prepaid expenses and other current assets	55.1	61.3
Total Current Assets	568.1	535.9
Property, Plant, and Equipment:
Land and land improvements	59.2	58.9
Buildings	413.4	406.8
Machinery and equipment	708.1	705.8
Construction in progress	23.3	22.2
	1,204.1	1,193.7
Less accumulated depreciation	(656.0)	(638.5)
Net Property, Plant, and Equipment	548.1	555.2
Right-of-use Finance Leases	12.7	12.2
Right-of-use Operating Leases	111.5	115.2
Goodwill and Other Intangible Assets, net	638.7	651.9
Other Assets	61.8	58.4
Total Assets	$1,940.8	$1,928.8
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$390.9	$418.7
Current maturities of debt	50.7	7.5
Current maturities of other long-term obligations	2.2	7.3
Current lease obligations - Finance	4.8	4.4
Current lease obligations - Operating	25.7	25.9
Total Current Liabilities	474.2	463.7
Long-Term Debt	411.7	428.3
Long-Term Lease Obligations - Finance	7.9	7.9
Long-Term Lease Obligations - Operating	101.6	104.0
Other Long-Term Liabilities	79.6	78.0
Deferred Income Taxes	77.7	85.1
Total Liabilities	1,152.7	1,167.0
Equity:
HNI Corporation shareholders’ equity	787.8	761.4
Non-controlling interest	0.3	0.3
Total Equity	788.1	761.8
Total Liabilities and Equity	$1,940.8	$1,928.8

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 29, 2024	July 1, 2023
Net Cash Flows From (To) Operating Activities:
Net income (loss)	$53.7	$(11.3)
Non-cash items included in net income:
Depreciation and amortization	52.8	42.7
Other post-retirement and post-employment benefits	0.5	0.5
Stock-based compensation	11.7	7.6
Deferred income taxes	(7.6)	(9.5)
Other – net	2.3	2.3
Net increase (decrease) in cash from operating assets and liabilities	(61.2)	4.8
Increase (decrease) in other liabilities	(5.1)	2.7
Net cash flows from (to) operating activities	47.0	39.8

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(27.3)	(37.7)
Acquisition spending, net of cash acquired	—	(369.8)
Capitalized software	(1.4)	(3.4)
Purchase of investments	(1.9)	(3.1)
Sales or maturities of investments	3.4	3.0
Other – net	0.2	0.2
Net cash flows from (to) investing activities	(26.9)	(410.8)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(202.4)	(161.7)
Proceeds from debt	228.6	572.3
Dividends paid	(32.1)	(28.6)
Purchase of HNI Corporation common stock	(13.4)	—
Proceeds from sales of HNI Corporation common stock	1.2	1.2
Other – net	(2.7)	(5.9)
Net cash flows from (to) financing activities	(20.8)	377.3

Net increase (decrease) in cash and cash equivalents	(0.7)	6.3
Cash and cash equivalents at beginning of period	28.9	17.4
Cash and cash equivalents at end of period	$28.2	$23.8

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net Sales:
Workplace furnishings	$480.2	$413.0	$920.0	$712.7
Residential building products	143.5	150.4	291.7	329.8
Total	$623.7	$563.5	$1,211.7	$1,042.5

Income (Loss) Before Income Taxes:
Workplace furnishings	$54.3	$15.9	$80.6	$11.9
Residential building products	19.8	15.6	41.1	43.6
General corporate	(20.7)	(35.0)	(38.6)	(52.7)
Operating income (loss)	53.4	(3.6)	83.1	2.9
Interest expense, net	7.4	5.5	15.1	8.2
Total	$46.0	$(9.0)	$68.0	$(5.3)

Depreciation and Amortization Expense:
Workplace furnishings	$17.8	$13.8	$35.6	$25.0
Residential building products	3.6	3.4	7.1	6.7
General corporate	5.0	5.4	10.1	11.0
Total	$26.4	$22.6	$52.8	$42.7

Capital Expenditures (including capitalized software):
Workplace furnishings	$12.3	$17.9	$18.4	$31.8
Residential building products	1.8	2.4	4.3	7.4
General corporate	3.4	0.9	5.9	2.0
Total	$17.5	$21.1	$28.7	$41.2

			As of June 29, 2024	As of December 30, 2023
Identifiable Assets:
Workplace furnishings			$1,321.8	$1,311.4
Residential building products			476.3	467.1
General corporate			142.7	150.3
Total			$1,940.8	$1,928.8

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial measures as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of historical non-GAAP financial measures to the most directly comparable historical GAAP measures are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic net sales and non-GAAP gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In the prior-year quarter, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the impact of nondeductible charges associated with the acquisition of Kimball International. Additionally, non-GAAP EPS for the Legacy HNI business is calculated by excluding the impact of new issuances of HNI common stock and HNI restricted stock units made in connection with the acquisition of Kimball International.

The sales adjustments to arrive at the non-GAAP organic net sales information presented in this earnings release relate to the exclusion of net sales of KII in the current period, and Poppin in the prior-year period. The transactions excluded for purposes of other non-GAAP financial information included in this earnings release include: professional fees and other costs related to the acquisition of Kimball International; restructuring charges recorded to cost of sales comprised of inventory valuation adjustments and relocation and new facility setup costs in the Workplace Furnishings segment; costs associated with the exit of the Poppin business; current period costs associated with factory consolidation initiatives in the Workplace Furnishings segment; prior period cost reduction actions primarily related to the Residential Building Products segment; and prior period impairment charges in the Workplace Furnishings segment related to the planned sale of an office building and the disposal of information technology assets.

This earnings release refers to our expectations regarding non-GAAP EPS. The Corporation is unable to provide a reconciliation of this forward-looking non-GAAP measure to future EPS without unreasonable effort due to the uncertainty regarding, and to the potential variability of, many of the costs and expenses that could potentially impact EPS calculated on a GAAP basis. These items include, but are not limited to, impairments, financial impacts from changes in legal, regulatory, and tax requirements, charges related to actions taken to improve future profitability, and the impact of acquisitions and divestitures, if any. These items necessary to reconcile forward-looking non-GAAP EPS to EPS could be material and have a significant impact on the Corporation’s results computed in accordance with GAAP.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	June 29, 2024			July 1, 2023
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Net sales as reported (GAAP)	$480.2	$143.5	$623.7	$413.0	$150.4	$563.5
% change from PY	16.3%	(4.6%)	10.7%

Less: Kimball International acquisition	80.5	—	80.5	—	—	—
Less: Poppin divestiture	—	—	—	3.4	—	3.4

Organic net sales (non-GAAP)	$399.8	$143.5	$543.2	$409.6	$150.4	$560.1
% change from PY	(2.4%)	(4.6%)	(3.0%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	June 29, 2024
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$261.3	$53.4	$10.0	$36.0	$0.75
% of net sales	41.9%	8.6%		5.8%
Tax %			21.7%

Restructuring charges	0.6	2.6	0.6	2.0	0.04
Acquisition costs	—	(0.1)	(0.0)	(0.0)	(0.00)

Results (non-GAAP)	$261.9	$55.9	$10.5	$38.0	$0.79
% of net sales	42.0%	9.0%		6.1%
Tax %			21.7%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	June 29, 2024
	Legacy HNI	KII	Consolidated HNI
Gross Profit as reported (GAAP)	$200.8	$60.5	$261.3
% of net sales	41.5%	43.3%	41.9%

Restructuring charges recorded to cost of sales	0.6	—	0.6
Gross Profit (non-GAAP)	$201.4	$60.5	$261.9
% of net sales	41.6%	43.3%	42.0%

Operating income as reported (GAAP)	$34.9	$18.6	$53.4
% of net sales	7.2%	13.3%	8.6%

Restructuring charges	2.6	0.0	2.6
Acquisition costs	(0.1)	0.0	(0.1)
Operating income (non-GAAP)	$37.4	$18.6	$55.9
% of net sales	7.7%	13.3%	9.0%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	June 29, 2024
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income	$34.9		$53.4
Interest expense, net	1.8		7.4
Income taxes (21.7%)	7.2		10.0
Net income	$25.9		$36.0
Average number of common shares outstanding – diluted	43.3	(1)	48.2
EPS - Diluted	$0.60		$0.75

Non-GAAP:
Operating income	$37.4		$55.9
Interest expense, net	1.8		7.4
Income taxes (21.7%)	7.7		10.5
Net income	$27.9		$38.0
Average number of common shares outstanding – diluted	43.3	(1)	48.2
EPS - Diluted	$0.64		$0.79

(1) The average number of common shares outstanding – diluted for the Legacy HNI business is calculated by excluding the average impacts of new issuances of HNI common stock (4.7 million) and dilutive HNI restricted stock units (0.1 million) as a result of the acquisition of Kimball International.

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 1, 2023
	Gross Profit	Operating Income (Loss)	Tax	Net Income (Loss)	EPS
As reported (GAAP)	$215.5	$(3.6)	$3.8	$(12.8)	$(0.30)
% of net sales	38.3%	(0.6%)		(2.3%)
Tax %			(41.8%)

Restructuring charges	(0.2)	7.2	1.6	5.6	0.13
Impairment charges	—	0.6	0.1	0.5	0.01
Cost reduction initiative	—	1.1	0.2	0.8	0.02
Acquisition costs	—	31.3	1.2	30.1	0.69

Results (non-GAAP)	$215.3	$36.6	$7.0	$24.1	$0.55
% of net sales	38.2%	6.5%		4.3%
Tax %			22.4%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	July 1, 2023
	Legacy HNI	KII	Consolidated HNI
Gross Profit as reported (GAAP)	$192.7	$22.9	$215.5
% of net sales	38.0%	40.8%	38.3%

Restructuring charges recorded to cost of sales	(0.2)	—	(0.2)
Gross Profit (non-GAAP)	$192.4	$22.9	$215.3
% of net sales	37.9%	40.8%	38.2%

Operating income (loss) as reported (GAAP)	$8.9	$(12.5)	$(3.6)
% of net sales	1.8%	(22.3%)	(0.6%)

Restructuring charges	1.2	6.0	7.2
Impairment charges	0.6	—	0.6
Cost reduction actions	1.1	—	1.1
Acquisition costs	20.9	10.3	31.3
Operating income (non-GAAP)	$32.7	$3.9	$36.6
% of net sales	6.5%	6.9%	6.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 1, 2023
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income (loss)	$8.9		$(3.6)
Interest expense, net	3.0		5.5
Income taxes (-41.8%)	(2.5)		3.8
Net income (loss)	$8.4		$(12.8)
Average number of common shares outstanding – diluted	42.2	(1)	43.3
EPS - Diluted	$0.20		$(0.30)

Non-GAAP:
Operating income	$32.7		$36.6
Interest expense, net	3.0		5.5
Income taxes (22.4%)	6.7		7.0
Net income	$23.1		$24.1
Average number of common shares outstanding – diluted	42.2	(1)	43.9
EPS - Diluted	$0.55		$0.55

(1) The average number of common shares outstanding – diluted for the Legacy HNI business is calculated by excluding the average impacts of new issuances of HNI common stock (4.7 million) and dilutive HNI restricted stock units (0.1 million) as a result of the acquisition of Kimball International.

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	June 29, 2024			July 1, 2023
	Legacy Workplace Furnishings	KII	Total Workplace Furnishings	Legacy Workplace Furnishings	KII	Total Workplace Furnishings
Operating income (loss) as reported (GAAP)	$35.8	$18.6	$54.3	$28.4	$(12.5)	$15.9
% of net sales	10.5%	13.3%	11.3%	8.0%	(22.3%)	3.8%

Impairment charges	—	—	—	0.6	—	0.6
Restructuring charges	2.6	0.0	2.6	1.2	6.0	7.2
Acquisition costs	—	0.0	0.0	—	10.3	10.3
Operating income (non-GAAP)	$38.3	$18.6	$56.9	$30.2	$3.9	$34.0
% of net sales	11.3%	13.3%	11.9%	8.5%	6.9%	8.2%

Residential Building Products Reconciliation
(Dollars in millions)
	Three Months Ended
	June 29, 2024	July 1, 2023	Percent Change
Operating income as reported (GAAP)	$19.8	$15.6	26.9%
% of net sales	13.8%	10.3%

Cost reduction actions	—	1.3

Operating income (non-GAAP)	$19.8	$16.8	17.5%
% of net sales	13.8%	11.2%

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898